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                                                                  EXHIBIT 10.5


March 30, 2000

Douglas R. Potter
193 Mystic Street
Arlington, MA 02474-1147


Dear Doug,

I am pleased to present our offer to you to join Anika Therapeutics, Inc. as an employee. The terms of our offer for your employment with the Company, subject to approval by the Compensation Committee of the Board of Directors, are outlined below:

Position: Vice President, Finance and Chief Financial Officer

Description of Duties: You will have full, direct control, authority, and responsibility for the implementation of the portions of the Anika Therapeutics Strategic Plan directly related to the financial operations of the Company. You will have shared responsibility for implementation of the Company's Information System strategies. You will direct budgeting, audit, insurance, banking, and legal efforts for Anika. You will be responsible for financial plans and policies, accounting practices and procedures, and SEC compliance. You will be responsible for investor and public relations at the Company.

Reporting to: Mel Engle, Chairman and Chief Executive Officer

Employment Date: April 1, 2000

Work Week: The standard work week is Monday through Friday.

Rate of Pay: $13,750 per month to be reviewed annually. It is understood that paychecks will be issued on alternating Fridays.

Sign-On Bonus: You will receive a $10,000 signing bonus when you join the Company. You agree to repay this amount if you resign from Anika within 12 months of your first day of employment.

Management Bonus Plan: The Management Bonus Plan provides for 20% of salary for an "at Plan" performance. Bonuses are paid based upon successful accomplishment of Company and personal performance objectives ("MBO's"). In accordance with the Management Bonus Plan, you will be eligible for a pro rata bonus for the year 2000, payable in January 2001. The bonus payment is at the sole discretion of Anika's Board of Directors. A copy of the 1999 Bonus Formula for Senior Team is included in your offer package.

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Douglas R. Potter
March 30, 2000
Page 2


Stock Options: You will be granted an option on 75,000 shares of common stock of the Company, subject to approval by the Compensation Committee of the Board of Directors. The stock option grant vests in equal installments over four years, subject to your continued employment. The exercise price of the option will be determined on the earliest date provided for in the Company's stock option plan, usually the date of your hire.

Benefits: You will be eligible to participate in the Anika employee benefit program upon completion of 30 days of active regular employment. This program currently covers comprehensive medical and dental benefits, life and disability insurances, supplemental disability insurance, and a Section 125 Plan. You will be eligible to participate in our 401(k) Savings and Investment Plan at the first enrollment date following your date of hire. Under the current terms, the 401(k) plan entitles you to contribute up to the maximum limit established by the IRS. The Company will match 100% of your contribution to the plan up to 5% of your salary. Your participation in the benefit plans will be governed by and subject to the plan terms as described in the official plan documents and the Summary Plan Descriptions.

Vacation: You will accrue three weeks of vacation during your first year of employment and are subject to the terms for accrual and use set forth in Anika's policies. Presently, the policy allows the accrual of one additional day of vacation for each year of employment up to a maximum of four weeks.

Severance in the Event of Termination:

      Termination without Cause (non-performance related): (1) Anika may terminate your employment without cause at any time and for any reason by giving you written notice at least thirty (30) days in advance of the date on which the termination is to become effective. (2) If Anika terminates your employment without "cause", Anika will continue your base salary at its then current rate for six months, subject to your compliance with your obligations under your other agreements with the Company and your cooperation with any other reasonable requests by Anika for assistance during that period. In addition, in such circumstances the Company will also pay the premiums for continuation of medical and dental benefits under COBRA for you and your family for six months after termination of your employment (or until the end of COBRA eligibility, if earlier), subject to your payment of the active employee share of premium payments for such coverage.

      Termination for Cause: Anika may terminate your employment at any time for cause by delivering to you a certified copy of a resolution of the Board of Directors of Anika finding that you committed an act or omission constituting cause hereunder and specifying the particulars thereof in detail, adopted at a meeting called and held for that purpose and of which you were provided not less than seven (7) days advance notice, including notice of the agenda of such meeting. As used herein, the term "cause" shall mean: (1) conviction of a felony involving the Company; (2) acting in a manner which is materially detrimental or materially damaging to the Company's reputation or business operations other than actions which involve your bad judgment or a decision which was taken in good faith, provided that you shall have failed to remedy such action within ten
(10) days after receiving written notice of the Company's position with respect to such action; or (3) committing any material breach of this agreement, provided that, if such breach is capable of being remedied, you shall have failed to remedy such breach within ten (10) days after your receipt of written notice requesting that you remedy such breach.


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Douglas R. Potter
March 30, 2000
Page 3


      Change in Control, Bonus, and Severance Agreement: Subject to approval by the Compensation Committee of the Board of Directors, an agreement between you and Anika Therapeutics, Inc. shall be executed providing terms pertaining to Change in Control. The purpose of this agreement is to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

Arbitration: In the event of any controversy or claim arising out of or relating to this letter agreement or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise), that controversy or claim shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed upon by the parties). In the event that any person or entity other than you or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Notwithstanding the foregoing, this provision shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this provision.

Contingency: This offer is contingent upon your execution of the Company's Non-Disclosure and Non-Competition Agreement as an employee of Anika Therapeutics.

You, like everyone else at Anika, will be an at-will employee. The terms of your employment will be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts.

This offer is premised on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote your full time and attention to your work at Anika Therapeutics, Inc. You will be required to provide evidence that you are a U.S. citizen or national, a lawful permanent resident, or an alien authorized to work in the U.S. Proof of eligibility for employment will be required upon employment.


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Douglas R. Potter
March 30, 2000
Page 4


If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter and the non-disclosure agreement and return one copy of each to Claudia McNair, Director of Human Resources. I am enthusiastic about Anika's future prospects and look forward to your leadership and contribution to the Anika team.

Sincerely,


J. Melville Engle
Chairman and Chief Executive officer


Agreed and accepted:


/s/ Douglas R. Potter
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Douglas R. Potter
Date: 3/31/00
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Enclosures


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